PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
SECOND RESTATED AGREEMENT
This SECOND RESTATED AGREEMENT (the “Agreement”) is made as of the 19th day of November, 2013 (the “Second Restated Effective Date”) by and between Amicus Therapeutics, Inc., a Delaware corporation having a place of business at 1 Cedar Brook Drive, Cranbury, New Jersey, 08512 (“Amicus”) and Glaxo Group Limited, a company organized under the laws of England and Wales with its registered office address at 980 Great West Road, Brentford, Middlesex,TW8 9GS, England (“GSK”). Amicus and GSK are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.
RECITALS
WHEREAS, the Parties previously entered into a certain License and Collaboration Agreement (“Original Agreement”) dated October 28, 2010 (the “Original Effective Date”), pursuant to which Amicus granted to GSK exclusive, worldwide, rights to Compounds and Products (each as defined below);
WHEREAS, on July 17, 2012 (the “First Restated Effective Date”), the Parties amended and restated the Original Agreement in its entirety to provide for, among other matters, the reversion to Amicus of the rights for the Commercialization of Compound and Products in the United States (the “First Restated Agreement”);
WHEREAS, in connection with both the Original Agreement and with the First Restated Agreement, GSK acquired shares of common stock of Amicus; and
WHEREAS, the Parties now desire for GSK to return all of the worldwide rights to the Compound and Products to Amicus, on the terms and conditions as set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
I.DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the First Restated Agreement:
1.1“AAA” has the meaning ascribed to that term in Section 14.2.2.
1.2“Affiliate” means, with respect to any specified Person, at any time, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person at such time. For purposes of this definition and Section 1.2, “control,” when used with respect to any specified Person, shall mean (a) the direct or indirect ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the total voting power of securities or other evidences of ownership interest in such Person or (b) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through

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ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
1.3“Amicus” has the meaning ascribed to that term in the first paragraph of this Agreement.
1.4“Amicus Indemnitees” has the meaning ascribed to that term in Section 12.4.1.
1.5“Amicus Product Royalty Term” has the meaning ascribed to that term in Section 7.1(b)(ii).
1.6“API” has the meaning ascribed to that term in Section 1.48.
1.7“Assigned Agreements” has the meaning ascribed to that term in Section 4.4, a list of which, as of the Second Restated Effective Date, is set forth in the attached Exhibit B.
1.8“Business Day” means any day, other than a Saturday or a Sunday, in which banks in New York, New York, United States and in London, England are open for business, excluding any days on which GSK’s corporate headquarters or Amicus’ corporate headquarters are closed.
1.9“Claim” means any action, appeal, petition, plea, charge, complaint, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation, or similar event, occurrence, or proceeding.
1.10“Co-Administration Product” means a product consisting of co-administration of the Compound or a Product with an enzyme replacement therapy (including without limitation JR051), regardless of the order or form in which the co-administration is performed.
1.11“Co-Formulation Development Plan” means the development plan and associated budget for the Development of Co-Formulation Products for intravenous and subcutaneous deliveries in the Field in the Territory, as attached to the First Restated Agreement as Schedule 5.1B, as such development plan and associated budget have been amended in accordance with the First Restated Agreement and in the form in which such development plan and associated budget exist as of the Second Restated Effective Date.
1.12“Co-Formulation MTA” means that certain materials transfer agreement entered into between JCR and Amicus with the consent of, and acknowledged by, GSK, dated as of [***], as may be amended.
1.13“Co-Formulation Product” means a pharmaceutical preparation that incorporates the Compound formulated together with JR051.

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1.14“Co-Formulation Product IP” means any and all Know-How and Patents arising, during the period from the Original Effective Date until the Second Restated Effective Date of this Agreement, from the conduct of activities with respect to the Development of a Co-Formulation Product under the Original Agreement or the First Restated Agreement, including (a) the conduct of activities pursuant to the Co-Formulation MTA, or (b) the conduct of activities pursuant to the Co- Formulation Development Plan; in each case where such activities are conducted by or on behalf of Amicus, GSK, their respective Affiliates or (sub)licensees, or by an agent designated by GSK or Amicus to conduct such activities. As between Amicus and GSK, JCR shall be deemed an agent of GSK with respect to all activities conducted by or on behalf of JCR in connection with the First Restated Agreement and, as between Amicus and GSK, all such activities conducted by JCR in connection with the First Restated Agreement shall be deemed to have been conducted by GSK under the First Restated Agreement. Co-Formulation Product IP expressly excludes the: Amicus Intellectual Property, Amicus Proprietary Chaperone Technology, GSK Background IP, Program Improvements, Program Patents and GSK In-Licensed Background ERT IP.
1.15“Co-Formulation Transition Supply Period” has the meaning ascribed to that term in Section 6.3.
1.16“Collaboration Claims” has the meaning ascribed to that term in Section 2.3(b).
1.17“Commercialize,” “Commercialized” or “Commercialization” means activities directed to obtaining pricing and reimbursement approvals for a Product in the Field and in the Territory; marketing, advertising, promoting, detailing, distributing, importing, or selling a Product in the Field in the Territory; and post-launch medical education, planning, product support and medical efforts related to a Product in the Field and in the Territory. For clarity, “Commercialize,” “Commercialized,” and “Commercialization” shall not include Development or Manufacturing.
1.18“Commercially Reasonable Efforts” means that level of efforts and resources required to carry out a particular task or obligation in an active and sustained manner, consistent with the usual practice followed by a Party in the exercise of its reasonable business discretion relating to other pharmaceutical products owned by it, or to which it has exclusive rights, which are of similar market potential and at a similar stage in development or product life, taking into account issues of patent coverage, safety and efficacy, scientific and product profile, the regulatory structure involved, and the strategic value and profitability of the product (including, without limitation, pricing and reimbursement status achieved). A Party may not consider payments required to be made hereunder when determining its Commercially Reasonable Efforts with regards to a Product or its obligations under this Agreement.
1.19“Compound” means migalastat, as described in Schedule 1.48 of the First Restated Agreement, and includes (a) any compounds with alternative names but with the same chemical structure as migalastat, and (b) any metabolites, prodrugs, isomers and enantiomers (excluding the isomer/enantiomer “1-deoxynorjirimycin” or “(2R,3R,4R,5S)-2-(hydroxymethyl)piperidine-3,4,5- triol”), esters, salts, hydrates, solvates, and polymorphs thereof, whether alone or in a mixture.

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1.20“Confidential Information” means in the case of one Party (the “disclosing Party”), that Party’s or its Affiliate’s (and, with respect to GSK, including JCR’s) know-how and financial or other confidential or proprietary information that is Controlled by that Party or its Affiliates and made available (in whatever form and whether prior to, on, or after the Original Effective Date) to the other Party (the “receiving Party”) in connection with or generated pursuant to the Original Agreement, First Restated Agreement or this Agreement. Confidential Information expressly includes the terms of this Agreement, which shall be deemed Confidential Information of both Parties. Notwithstanding the foregoing, Confidential Information shall not include:
(a)information which is or becomes part of the public domain through no breach of this Agreement by the receiving Party or any of its Affiliates;
(b)information which the receiving Party can demonstrate by its written records was known by the receiving Party or any of its Affiliates prior to the disclosure thereof by the disclosing Party;
(c)information which is independently developed by the receiving Party or any of its Affiliates, so long as such development does not result from use of Confidential Information of the disclosing Party, and such independent development can be demonstrated by written records of the receiving Party or any of its Affiliates; and
(d)information that becomes available to the receiving Party or its Affiliates on a non-confidential basis, whether directly or indirectly, from a Third Party who is not bound by a duty of confidentiality to the disclosing Party.
1.21“Control” or “Controlled” means, with respect to any compound, material, information, or intellectual property right, that a Party owns or has a license to use, commercialize, manufacture, market, distribute or sell, and has the ability to grant to the other Party a license or a sublicense (as applicable under this Agreement) to such compound, material, information, or intellectual property right as provided for herein without violating (i) the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such license or sublicense or (ii) any Law applicable to such license or sublicense.
1.22“Develop” or “Development” means all activities related to (a) non-clinical and clinical research and drug development (including preclinical testing and clinical trials) related to obtaining, maintaining and/or expanding Marketing Approval (excluding pricing and reimbursement approvals), (b) Post-Marketing Commitments; (c) manufacturing activities for the purposes of producing clinical supplies (or materials used in preclinical testing or research), as well as test method development and stability testing and process development and validation for a Product prior to the first Marketing Approval of such Product (including manufacturing batches for validation and registration purposes), formulation development, delivery system development, quality assurance and quality control development for clinical supplies, and (d) statistical analysis, regulatory affairs, and activities directed towards obtaining Marketing Approval (excluding regulatory activities

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directed to obtaining pricing and reimbursement approvals) and clinical study regulatory activities (excluding regulatory activities directed to pricing and reimbursement approvals); in each case, with respect to the Products in the Field for the Territory. For clarity, “Develop” and “Development” shall not include Manufacturing or Commercialization.
1.23“Dispute” has the meaning ascribed to that term in Section 14.2.1.
1.24“EMA” means the European Medicines Agency of the European Union or any successor entity thereto having similar responsibilities with respect to pharmaceutical products, such as the Products.
1.25“Excluded Item” has the meaning ascribed to that term in Section 11.1.2.
1.26“Expanded Major Market Country” means [***].
1.27“FDA” means the United States Food and Drug Administration or any successor entity thereto having similar responsibilities with respect to pharmaceutical products, such as the Products.
1.28“Field” means any and all uses or purposes, including, without limitation, the treatment, palliation, and/or prevention and diagnosis of any human or animal disease, disorder or condition, including use of a Product in combination with enzyme replacement therapy.
1.29“Force Majeure Event” has the meaning ascribed to that term in Section 14.11.
1.30“FTE” means a full-time equivalent person from an employee of a Party or one of its Affiliates assigned to perform specific work, as set forth in Section 3.3.
1.31“GAAP” has the meaning ascribed to that term in Section 1.60.
1.32“Generic Equivalent” means, as to a Product that has received Regulatory Approval in a particular country in the Territory and is marketed and sold by a Party in such country, a non- innovator product that: (A) (i) has obtained Regulatory Approval by means of an abbreviated NDA filed pursuant to Section 505(j) of the Act which refers to the specific Product at issue as the Reference Listed Drug (as defined in 21 C.F.R. 314.3(b) (as amended)) in the United States, or an application similar to an abbreviated NDA filed pursuant to Section 505(j) of the Act for any jurisdiction outside the United States, in each case, without the requirement of any human clinical efficacy trials; or (ii) has obtained Regulatory Approval by means of a BLA or an NDA or a comparable procedure for establishing bioequivalence or biosimilarity to or interchangeability with such Product, in each case, without the requirement of any human clinical efficacy trials other than to establish biosimilarity or interchangeability; and (B) is bioequivalent or bio-similar to, or interchangeable with, such Product; and (C) is legally marketed in such country by an entity other than such Party, its Affiliates or Sublicensees.

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1.33“GSK” has the meaning ascribed to that term in the first paragraph of this Agreement.
1.34“GSK Auditor” has the meaning ascribed to that term in Section 9.4.
1.35“GSK Background IP” means all Patents and/or Know-How which: (a) GSK or its Affiliates Controlled as of the Original Effective Date, or (b) were developed by or on behalf of GSK or its Affiliates after the Original Effective Date or acquired or otherwise Controlled by GSK or its Affiliates after the Original Effective Date, in each case (a) or (b), outside the Program and without the use of Program Improvements or Co-Formulation Product IP; or (c) any manufacturing technology or manufacturing process intellectual property owned or Controlled by GSK or its Affiliates as of the First Restated Effective Date, and any improvements made thereto; excluding the GSK Monotherapy Product Manufacturing Improvements. For the avoidance of doubt, GSK Background IP expressly excludes any intellectual property rights related to the GSK Route B Manufacturing Process, which are outside of the scope of this Agreement.
1.36“GSK House Marks” means the GSK brand name, logo, and other identifying markings of GSK or its Affiliates.
1.37“GSK Indemnitees” has the meaning ascribed to that term in Section 12.4.2.
1.38“GSK In-Licensed Background ERT IP” means all Patents and Know-How to which GSK has acquired an exclusive license or other rights from JCR pursuant to the GSK/JCR Master Agreement, including any manufacturing technology or manufacturing process intellectual property owned or Controlled by JCR as of the Second Restated Effective Date, and any improvements or modifications thereto.
1.39“GSK/JCR Master Agreement” means that certain Master Agreement by and between JCR, GlaxoSmithKline K.K. and Glaxo Group Limited, dated [***], and as amended, and including any addendums thereto.
1.40“GSK Monotherapy Product Manufacturing Improvements” means any improvements or modifications made by or on behalf of GSK (i) after the Original Effective Date and in the conduct of Development activities under the Development Plan under the Original Agreement, to those certain manufacturing processes for the Manufacture of Compound or Monotherapy Products that were transferred to GSK in connection with the Manufacture technology transfer by Amicus to GSK in accordance with Section 6.5.1 of the Original Agreement and (ii) after the First Restated Effective Date and in the conduct of Development activities under the Existing Development Plan under the First Restated Agreement to the manufacturing processes for the Manufacture of Compound or Products (other than the Co-Formulation Products). For the avoidance of doubt, GSK Monotherapy Product Manufacturing Improvements specifically excludes the GSK Route B Manufacturing Process.
1.41“GSK Route B Manufacturing Process” means the fermentation process developed by GSK from the wild-type Streptomyces sp. BTA 530 to produce migalastat. The commercial

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sourcing for Route B is fully within GSK’s primary network and outside of the scope of the Original Agreement, First Restated Agreement, or this Agreement.
1.42“GSK Trademark” means a Trademark that was Controlled by GSK or any of its Affiliates during the term of the First Restated Agreement that the Joint Commercialization Subcommittee determined should be used on or in connection with Products. As of the Second Restated Effective Date, there are no GSK Trademarks.
1.43“GSK Transferred Activities” has the meaning ascribed to that term in Section 3.1.
1.44“GSK Transferred Patents” means all Patents owned, solely or jointly, by GSK or its Affiliate included in the Program Improvements, Program Patents and Co-Formulation Product IP.
1.45“IND” means any Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. §312 before the commencement of clinical trials of a Product, or any comparable filings (including clinical trial applications) with any Regulatory Authority in any other jurisdiction.
1.46“Indemnitee” has the meaning ascribed to that term in Section 12.4.3.
1.47“Indemnitor” has the meaning ascribed to that term in Section 12.4.3.
1.48“Inventory” shall mean all active pharmaceutical ingredient (“API”) and drug product for the Products and intermediates used in the synthesis of the Compound that is owned or Controlled by GSK or its Affiliates on the Second Restated Effective Date that have been procured for the Program, excluding any of the foregoing that was manufactured by GSK using the GSK Route B Manufacturing Process. A schedule of the Inventory for each Product by location, batch and lot number with the relevant expiration dates as of the Second Restated Effective Date is attached hereto as Schedule 1.48.
1.49“JCR” means JCR Pharmaceuticals, Co., Ltd, with a place of business at 3-9 Kasuga- cho, Ashiya, Hyogo, 659-0021 Japan. As between GSK and Amicus, for the purpose of the First Restated Agreement, JCR shall be deemed a designated agent of GSK, and all activities conducted by JCR under the Co-Formulation MTA, a Co-Formulation Development Plan, or otherwise in connection with the First Restated Agreement, shall be deemed to have been conducted by GSK under the First Restated Agreement; provided, however, that the foregoing shall not be construed to grant any rights or licenses to Amicus under any intellectual property owned or Controlled by JCR except as expressly set forth herein.
1.50“Joint Program Patent” means (i) any Program Patents covering jointly invented Program Improvements and (ii) Patents covering jointly invented Co-Formulation Product IP.

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1.51“JR051” means the JCR proprietary enzyme alpha-Galactosidase A that is internally referenced by GSK as JR051 and described in Schedule 1.116 of the First Restated Agreement, including any derivatives or modifications thereof or analogs thereto.
1.52“Know-How” means any proprietary or confidential technology, technical, scientific and medical information, methods of use, processes, techniques, ideas, inventions (excluding any inventions disclosed in any Patent or published Patent application), improvements, modifications, know-how, practices, trade secrets, chemistry, manufacturing and control data, quality control information and procedures, and pharmacological, toxicological and preclinical and clinical test data and results and regulatory information (including all documentation and correspondence submitted or required to be submitted to a Regulatory Authority, or received from a Regulatory Authority, in connection with a Marketing Approval in any country) and marketing, promotion and other information and materials, all of the foregoing pertaining to the Development, Manufacture and/or Commercialization of the Compound and/or Products within the Field for the Territory, but excluding Patents associated with any of the foregoing.
1.53“Launch” means, on a country-by-country and Product-by-Product basis, the date of the first [***] by Amicus, its Affiliates, Sublicensees, or successors-in- interest in such country; provided that the Launch of a Product in a country for a particular indication shall be deemed to occur upon the first commercial sale of a Product with labeling for such indication. Sales of a Product for registration samples, compassionate use sales, named patient use and the like, and inter-company transfers to Affiliates of Amicus for resale will not constitute a Launch.
1.54“Law” means all laws, statutes, regulations (including securities laws, regulations or guidances), or governmental, regulatory, or judicial orders or judgments in effect from time to time.
1.55“Liabilities” means liabilities, damages, penalties, fines, costs, fees and expenses, (including, reasonable attorneys’ fees and other expenses of litigation).
1.56“MAA” means (a) a Marketing Authorization Application filed with the EMA, seeking Regulatory Approval of a Product and all variations thereto filed with the EMA; (b) an NDA or BLA submitted to the FDA in the United States; or (c) a corresponding application for Regulatory Approval that has been submitted to a Regulatory Authority in any other jurisdiction in the Territory.
1.57“Manufacture” or “Manufacturing” means all the activities required for the production and supply of Compound and/or Product, including without limitation, purchasing raw materials, quality control and assurance, filing, finishing, labeling, packaging, qualified person release, holding, shipping and storage and the tests and analyses conducted in connection therewith. For clarity, “Manufacture” and “Manufacturing” shall not include Commercialization or Development.

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1.58“Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, necessary for the manufacture, use, storage, import, marketing and sale of a Product in such country. For countries where governmental or other similar approval of pricing and/or reimbursement is required for marketing in such country, Marketing Approval shall not be deemed to occur until [***].
1.59“Monotherapy Product” means a Product incorporating the Compound as the sole active ingredient.
1.60“Net Sales” means the amount of gross sales of all Products sold by Amicus, its Affiliates or Sublicensees (each, a “Selling Party”) to Third Parties less the following amounts actually and reasonably incurred, allowed, paid or accrued as reported by Amicus, its Affiliates or Sublicensees, as applicable, in its financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), as applied by the Selling Party on a consistent basis:
(a)quantity, trade and cash discounts actually allowed or given;
(b)discounts, replacements, credits or refunds actually allowed for the return of rejected, outdated, damaged or returned Products;
(c)rebates, chargebacks and price adjustments actually allowed or given;
(d)sales or similar taxes (including duties or other similar governmental charges or assessments) levied, or otherwise imposed on the sale of the applicable Products to the customer (including VAT or other governmental charges measured by the billing amount, when included in such billing);
(e)charges for freight, handling, postage, transportation, insurance and other shipping charges; and
(f)a reasonable provision for uncollectible accounts not to exceed [***] percent ([***]%) of gross amounts invoiced.
provided, however, that:
(i)sales or transfers of Products between or among Amicus, any Sublicensee or any Affiliate of Amicus for resale shall be excluded from Net Sales calculations by Amicus; provided, however, that the subsequent resale to a Third Party shall be included in Net Sales hereunder;
(ii)if the applicable Product is sold or transferred for consideration other than cash, the Net Sales from such sale or transfer shall be deemed the then fair market value of such Product;

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(iii)Products that are transferred or used without charge in connection with any pre-clinical or clinical trials, or for any testing, quality control, evaluation or other Development purposes, or distributed as samples or charitable donations, shall be excluded from Net Sales calculations for all purposes; and
(iv)sales or transfers of Products for registration samples, compassionate use sales, named patient use and the like, shall be excluded from Net Sales calculations for all purposes, unless the Selling Party recognizes revenue with respect to any such sales or transfers in which event such sales or transfers shall be included in Net Sales hereunder.
The Net Sales definition as applicable to Amicus may be amended upon written notice from Amicus only to extent required to reflect changes to Amicus’ accounting rules that result from a merger, takeover, or change in applicable Law.
1.61“Non-Compete Territory” means [***].
1.62“Party” or “Parties” has the meaning ascribed to that term(s) in the first paragraph of this Agreement.
1.63“Patent” means any and all existing (as of the Second Restated Effective Date) and future patents and patent applications in any country or jurisdiction, including but not limited to, any provisional applications, non-provisional applications, PCT applications, re-issues, re-examinations, divisionals, continuations, continuations-in-part, registrations, confirmations, validations, re- validations, renewals, and extensions of term thereof (including supplementary protection certificates and pediatric use extensions), including utility, model, and design patents.
1.64“Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, government agency, Regulatory Authority, or other entity.
1.65“Pharmacological Chaperone” means a small molecule drug that selectively binds to the active site of a target enzyme resulting in enzyme stabilization, improved trafficking, less aggregation, and/or increased activity of the enzyme.
1.66“Phase II Clinical Studies” means early controlled human clinical studies conducted to obtain some preliminary data on the appropriate dose range and effectiveness of a drug in a disease or condition under study, as more fully defined in 21 C.F.R. §312.21(b) or its successor regulation, or the equivalent in any country other than the United States.
1.67“Phase III Clinical Studies” means expanded and controlled human clinical studies involving administration of a drug to sufficient numbers of human patients with the goal of establishing that a drug is safe and efficacious for its intended use, and to be considered as a pivotal study for submission of an MAA, including, in the United States, a NDA or BLA as more fully

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defined in 21 C.F.R. §312.21(c) or its successor regulation, and including any such clinical study in any country other than the United States.
1.68“Phase IV Clinical Studies” means human clinical studies, including marketing studies, epidemiological studies, modeling and pharmaco-economic studies, investigator sponsored clinical trials and post-marketing surveillance studies, in each case (i) that are required or requested by a Regulatory Authority to be conducted for a Product after receipt of Marketing Approval for such Product in such country, as a condition of or in connection with obtaining and maintaining such Marketing Approval, (ii) that a Party elects to conduct in connection with or to support the TPP New Labeling for such Product in the Territory, or (iii) that a Party elects to conduct in support of medical affairs activities.
1.69“Post-Marketing Commitments” means Phase IV Clinical Studies and other preclinical and clinical studies conducted after Marketing Approval (such as, by way of example, carcinogenicity studies, preclinical studies to establish pediatric or other dosing or safety studies, and registries) that are required or requested by a Regulatory Authority to be conducted after Marketing Approval, in connection with obtaining or maintaining such Marketing Approval.
1.70“Product” means any pharmaceutical preparation that incorporates Compound, whether or not as the sole active ingredient, including any formulation thereof, such as intravenous, transdermal, oral, or other dosage form. For clarity, references in this Agreement to a “Product” include a Monotherapy Product, Co-Administration Product and/or Co-Formulation Product, as applicable.
1.71“Program” means all activities directed to the Development, Manufacture and/or Commercialization of Products for the Territory performed after the Original Effective Date, during the period from the Original Effective Date to the First Restated Effective Date, and during the period from the First Restated Effective Date to the Second Restated Effective Date, by or on behalf of Amicus (or its Affiliates or Sublicensees) and/or GSK (or its Affiliates or sublicensees) under the Original Agreement or the First Restated Agreement, as applicable; provided, however, it is understood that all activities that are (a) related to the Development of Products conducted either by Amicus or GSK prior to the Original Effective Date, or (b) related to the Manufacture of JR051, or
(c) related to the GSK Route B Manufacturing Process, will be deemed to have been conducted outside of the Program.
1.72“Program Improvements” means, collectively, (a) the GSK Monotherapy Product Manufacturing Improvements, and (b) any and all Know-How, and other information that was developed by or on behalf of GSK (or its Affiliates or sublicensees), or Amicus (or its Affiliates, or Sublicensees), or jointly by or on behalf of GSK and Amicus or any of their respective Affiliates after the Original Effective Date, during the period from the Original Effective Date to the First Restated Effective Date, or during the period from the First Restated Effective Date to the Second Restated Effective Date, from the conduct of activities under the applicable Development Plan under the Original Agreement or the First Restated Agreement, as applicable, in each case with respect to any Products (but expressly excluding JR051 individually and JR051 as part of any Co-Formulation

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Product(s)), including all inventions, Know-How, and all other intellectual property rights arising in the conduct of such activities; provided, however, that Program Improvements will not include Amicus Intellectual Property, GSK Background IP, GSK In-Licensed Background ERT IP, Co- Formulation Product IP, or GSK Route B Manufacturing Processes; and provided further that, Program Improvements shall not include: (a) information which is or becomes part of the public domain through no breach of this Agreement by GSK or Amicus or their respective Affiliates; (b) information which GSK can demonstrate by its written records was known by GSK or its Affiliates prior to the Original Effective Date excluding any information received by GSK under the terms of the Confidentiality Agreement; and (c) information which was independently developed by GSK or Amicus or their respective Affiliates outside of the Program, and such independent development can be demonstrated by written records.
1.73“Program Patents” means a Patent or Patent application disclosing and claiming a Program Improvement.
1.74“Quarter” means a calendar quarter consisting of any of the three-month periods ending on March 31, June 30, September 30 and December 31 in any particular year.
1.75“Regulatory Approval” means: (a) in the United States, written notice of Marketing Approval by the FDA based on approval of an NDA or BLA, as applicable, and (b) in any country of the Territory, written notice of required Marketing Approval [***], such acceptance not to be unreasonably withheld) by the Regulatory Authority having jurisdiction in such country; provided that with respect to countries in the European Union, written notice of a centralized Marketing Approval from the European Medicines Agency shall constitute written notice with respect to each and every such country.
1.76“Regulatory Authority” means the agency, if any, of the national government of any country with which a pharmaceutical or biological therapeutic product must be registered or by which a pharmaceutical or biological therapeutic product must be approved prior to its manufacture, use, or sale in such country, provided that with respect to countries in the European Union, the European Medicines Agency shall constitute such an agency with respect to each and every such country in addition to any agency of a national government of such country.
1.77“Rules” has the meaning ascribed to that term in Section 14.2.2.
1.78“Selling Party” has the meaning ascribed to that term in Section 1.60.
1.79“Sublicensee” means a Third Party to whom Amicus has granted a right to make, have made, use, sell, market, distribute and/or promote a Product in the Territory. As used in this Agreement, “Sublicensee” shall not include a wholesaler, or reseller of Product who does not market such Product.

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1.80“Term” means the period commencing on the Second Restated Effective Date until the Products are no longer Commercialized pursuant to this Agreement.
1.81“Territory” means all countries and territories in the world.
1.82“Third Party” means any Person other than Amicus or GSK or an Affiliate of Amicus or GSK.
1.83“Third Party Claim” has the meaning ascribed to that term in Section 12.4.1.
1.84“Trademarks” means (a) trademarks, service marks, logos, trade dress and trade names, and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), (b) all registrations and applications to register the foregoing anywhere in the world, (c) all goodwill associated therewith, and (d) all rights in and to any of the foregoing.
1.85“Transition Plan” has the meaning ascribed to that term in Section 3.1.
1.86“Treaty” has the meaning ascribed to that term in Section 9.5.1.
1.87“Valid Claim” means a claim of an issued, unexpired Amicus Patent or a Program Patent (other than a Formulation Patent or a Method of Manufacture Patent) covering i) Compound; or ii) method of use of the Compound or a Product [***] which: (a) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or has not been appealed within the time allowed for appeal; (b) has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (c) has not lapsed, been cancelled or abandoned, or been dedicated to the public. For purposes of this Section 1.73, a “Formulation Patent” means a Patent primarily directed to an invention which is a formulation of Compound and one (1) or more excipients, and a “Method of Manufacture Patent” means a Patent primarily directed to an invention which is a method of manufacture of Compound or Product.
1.88Construction. For purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa as the context requires; (b) the word “including” and “include” shall be deemed to be followed by the phrase “without limitation” or like expression unless otherwise specified; (c) the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (e) all references to “Section,” “Article,” “Schedule” and “Exhibit,” unless otherwise specified, are intended to refer to a Section, Article, Schedule or Exhibit of or to this Agreement.

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II.TERMINATION OF COLLABORATION AGREEMENT; MUTUAL RELEASE
2.1Termination of Collaboration Agreement. As of the Second Restated Effective Date, except as certain provisions of the First Restated Agreement are expressly referenced and incorporated herein, the First Restated Agreement is terminated in its entirety, including all rights and licenses granted thereunder and any and all obligations thereunder, including, but not limited to those incurred prior to, as of or subsequent to the Second Restated Effective Date, and no rights or obligations of the First Restated Agreement shall survive such termination. For the avoidance of doubt, this Section 2.1 of this Agreement supersedes Section 14 of the First Restated Agreement (including Section 14.7 of the First Restated Agreement) and sets forth the Parties’ entire understanding and agreement as to the effect of this termination of the First Restated Agreement and reversion of rights to Amicus.
2.2Termination of Safety Data Exchange Agreement. Effective as of the date of the completion of the transfer of the regulatory filings from GSK to Amicus in accordance with Section
3.2 and the Transition Plan, the Safety Data Exchange Agreement by and between Amicus and GSK, dated September 15, 2011, as amended, shall be terminated.
2.3Mutual Release. Effective as of the Second Restated Effective Date:
(a)No Party shall have any further obligation or shall have any right or benefit under the First Restated Agreement, and all rights and obligations of the Parties under the First Restated Agreement are hereby fully, finally and forever discharged.
(b)Except as specified under Section 2.5, each of Amicus and GSK, for itself, and its respective successors and assigns, and its Affiliates, and each of their respective current and former trustees, officers, directors, employees, agents, attorneys and representatives, does hereby irrevocably, unconditionally, fully, finally and forever waive, release, remise, acquit and discharge the other Party, together with its respective successors and assigns, and its Affiliates, and each of their respective current and former trustees, officers, directors, employees, agents, attorneys, and representatives, from any and all manner of obligations, covenants, promises, undertakings, claims, counterclaims, rights, demands, actions, suits, causes of action, debts, costs, expenses, attorney’s fees, damages, losses and liabilities, of whatsoever character, nature and kind, whether known or unknown, contingent or non-contingent, suspected or otherwise, which either Party may have or claim to have against the other Party or the other Persons identified above, in the past, now or at any time in the future, based in whole or in part upon, arising out of, in connection with or relating to the Compounds, Products, or the Original Agreement or First Restated Agreement (collectively, “Collaboration Claims”).
2.4Estoppel. Effective as of the Second Restated Effective Date, each of the Parties covenants and agrees that it has released the other Party pursuant to Section 2.3 with regard to the Collaboration Claims, and the Parties are forever estopped from instituting any lawsuit, arbitration or

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administrative proceeding against any Person herein released or asserting any Collaboration Claim of any nature against any Person herein released with respect to such Collaboration Claims.
2.5Limitation. Each of the Parties acknowledges and agrees that, for the avoidance of any doubt, the foregoing mutual release and the term “Collaboration Claims” does not and shall not include, and does not and shall not extend to, any obligations, covenants, promises, undertakings, claims, counterclaims, rights, demands, actions, suits, causes of action, debts, costs, expenses, attorney’s fees, damages, losses and liabilities, of whatsoever character, nature and kind, whether known or unknown, contingent or non-contingent, suspected or otherwise, based in whole or in part upon, arising out of, in connection with or relating to this Agreement.
III.TRANSITION PLAN; RETURN OF INFORMATION AND MATERIALS
3.1Transition Plan. In connection with the termination of the First Restated Agreement and reversion of rights to Amicus, GSK will use its Commercially Reasonable Efforts to effect a smooth and orderly transition of the activities of the Program that were conducted by or under the authority of GSK as of the Second Restated Effective Date to Amicus (the “GSK Transferred Activities”). The transition plan governing the transition of such activities from GSK to Amicus in connection with this Agreement is attached hereto as Exhibit A, incorporated herein by reference (the “Transition Plan”). GSK shall use its Commercially Reasonable Efforts to perform the activities and provide the deliverables set forth in the Transition Plan in accordance with the timelines set forth therein, and Amicus agrees to use its Commercially Reasonable Efforts to cooperate with GSK with respect to such transition activities. In addition, for a period of ninety (90) days following the Second Restated Effective Date, GSK will also remain available to provide to Amicus such assistance, free of charge and excluding any obligations for GSK to provide in-person assistance, as Amicus reasonably requests from time to time to assist Amicus in understanding and implementing the information and materials provided by GSK under the Transition Plan. Following the Second Restated Effective Date, and for a period of thirty (30) days thereafter, the Parties may amend the Transition Plan in writing by mutual agreement, or otherwise agree to include in or remove from Exhibit B contracts to be assigned to Amicus or terminated by GSK in accordance with the provisions of Section 4.4; provided that Amicus shall not be required to accept assignment of such contracts until Amicus has agreed in writing, in its discretion, whether to accept such assignment after reviewing a true and complete copy of such contract (which may be redacted to exclude any confidential terms unless consent to disclose is provided by the counterparty to such contract).
3.2Transfer of Regulatory Filings. Following the Second Restated Effective Date and in accordance with the Transition Plan, GSK will assign and transfer (or cause to be assigned and transferred) to Amicus or its designee (or to the extent not so assignable, GSK shall take reasonable actions to make available to Amicus or its designee the benefits of) all regulatory submissions and filings (including all INDs and MAAs), and all modules prepared for such regulatory submissions and filings, related to the Compound and the Products in the Territory, including such regulatory submissions and registrations made or owned by GSK or its Affiliates.

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3.3Consulting Services. For a period of one (1) year from the Second Restated Effective Date, GSK will provide to Amicus on a contractual basis up to three (3) FTE-equivalents to consult with Amicus and to provide certain clinical, regulatory, and CMC expertise to ensure a smooth and orderly transition of the rights hereunder back to Amicus. GSK will be responsible for the FTE rate for such FTE equivalents, and Amicus will be responsible for reasonable incidental costs and expenses, including reasonable travel costs and per diem travel allowances, incurred as a result of providing such consulting services to Amicus. Within a reasonable period of time following the Second Restated Effective Date of this Agreement, Amicus and GSK shall negotiate in good faith and enter into a definitive consulting agreement to govern the scope of activities and to include other usual and customary provisions regarding the terms and conditions of such consultancy.
3.4Return of Confidential Information. No later than thirty (30) days after the Second Restated Effective Date, each Party shall return or cause to be returned to the other Party (or, at such other Party’s request, destroy and certify such destruction) all Confidential Information received from the other Party and all copies thereof that are in such Party’s possession, as well as all biological or chemical materials delivered or provided by the other Party; provided, however, that each Party may retain one (1) copy of such Confidential Information received from the other Party for record purposes. Notwithstanding the foregoing and subject to Article XI herein, Amicus may retain the Confidential Information of GSK provided to Amicus under the Original Agreement or First Restated Agreement and may use such Confidential Information of GSK solely to the extent necessary and for the purpose of exercising its rights and performing its obligations under this Agreement, including the continued practice of the licenses granted to Amicus under Article IV herein.
IV.LICENSES
4.1License Grant from GSK.
4.1.1Subject to the terms and conditions of this Agreement, GSK hereby grants to Amicus an exclusive license (exclusive even as to GSK) under all of GSK’s rights in the Program Improvements, Program Patents, and Co-Formulation Product IP, with the right to grant sublicenses:
(i) to Develop the Compound and Products, (ii) to make, have made, and otherwise Manufacture Compound and Products (excluding such rights with respect to JR051 individually or for use as part of a Co-Formulation Product), and (iii) to use, sell, offer for sale, import and otherwise Commercialize the Compound and Products, in each case in the Field and in the Territory. For the avoidance of doubt, nothing set forth herein shall be construed to grant to Amicus any rights under the Co-Formulation Product IP or under any other intellectual property rights owned or controlled by GSK as of the Second Restated Effective Date to make, have made, or otherwise Manufacture JR051 individually or for use as part of a Co-Formulation Product or construed to grant to Amicus any rights or licenses to make, have made, use, sell, offer for sale, import or otherwise Develop, Manufacture, or Commercialize JR051 other than as part of a Co-Formulation Product as set forth herein. To the extent that Amicus determines such licenses may be necessary, Amicus shall have the sole responsibility, at Amicus’ sole cost and expense, to seek such a license from JCR Pharmaceuticals, Co. Ltd.

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4.1.2GSK hereby grants to Amicus a worldwide, non-exclusive, fully paid-up, royalty-free, right and license, with the right to grant sublicenses, (a) under GSK’s and its Affiliates’ rights in the Program Patents to make, have made, use, sell, offer for sale, and import Products, and to otherwise practice and exploit the Program Improvements in the Field and in the Territory and (b) under GSK’s and its Affiliates’ rights in the Patents within the Co-Formulation Product IP to make and have made (excluding JR051), use, sell, offer for sale and import products (excluding JR051), and to otherwise practice and exploit the Patents within the Co-Formulation Product IP claimed in such Program Patents and/or Patents within the Co-Formulation Product IP. For the avoidance of doubt, the licenses granted from GSK to Amicus hereunder expressly exclude the right to make or have made JR051 individually or for use as part of a Co-Formulation Product and expressly exclude any rights with respect to JR051 other than as part of a Co-Formulation Product as set forth herein.
4.2Without limiting the right and licenses granted under Sections 4.1 and 4.3, GSK hereby irrevocably covenants from and after the Second Restated Effective Date that it shall not, and shall cause its Affiliates not, and during the Co-Formulation Transition Supply Period, shall use its reasonable efforts to cause JCR not to bring any actions, suits or claims, or cause, authorize or assist any other Third Party to bring any actions, suits or claims, against (i) Amicus or its Affiliates or (Sub)licensees, or (ii) their respective manufacturers, importers, distributors, wholesalers, and resellers (in the case of each of the foregoing, to the extent that such parties are acting on Amicus’ behalf under this Agreement), or (iii) Amicus or its Affiliates’ or Sublicensees’ customers; in each case, alleging that the Development and/or use, sale, offer for sale, importation or other Commercialization of the Co-Formulation Products in the Field in the Territory infringes or misappropriates or otherwise violates any Know-How that covers or is included in, or Patents that claim and, in each case, that are Controlled by GSK or any of its Affiliates, such Development and/or the use, sale, offer for sale, importation or other Commercialization activities with respect to the Co-Formulation Products. For the avoidance of doubt, the foregoing covenants set forth in this Section 4.2 shall not apply with respect to any Development, Manufacture, use, sale, offer for sale, importation or other Commercialization of JR051 by or on behalf of any of the parties set forth in parts (i), (ii) or (iii) above when used as a monotherapy, biosimilar, or in connection with any other product that is not a Co-Formulation Product.
4.3Trademarks. The Parties acknowledge and agree that as of the Second Restated Effective Date, a definitive trademark has not been selected by the JSC for use in connection with any of the Products under the Program, and that the Parties have not entered into any trademark licenses with respect to any such marks. No licenses or rights are granted hereunder to Amicus with respect to any GSK House Marks and, as of the Second Restated Effective Date, there are no GSK Trademarks.
4.4Assigned Agreements. The list of material Third Party contracts to which GSK or its Affiliates is a party with respect to the Compound or Products, including use of such Compound or Products in the conduct of a clinical trial, as of the Second Restated Effective Date is set forth on Exhibit B, attached hereto (the “Assigned Agreements”). To the extent that GSK has a right to do so, and GSK shall use Commercially Reasonable Efforts to obtain such right to do so, GSK will

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provide true and complete copies of the Assigned Agreements to Amicus within a reasonable period of time after the Second Restated Effective Date. Amicus may request that GSK assign its rights in such Assigned Agreements to Amicus on or after the Second Restated Effective Date and, to the extent that GSK has a right to make such assignment and solely to the extent that such Assigned Agreement relates solely to Compound or Products, GSK will assign, and hereby assigns, to Amicus, and Amicus will assume, and hereby assumes, all of GSK’s rights and obligations under such Assigned Agreement, including all claims for damages by reason of past, present or future breach of such Assigned Agreement; provided, however, that Amicus shall not assume and shall not be liable for any obligations or liabilities of any nature whatsoever of GSK, whether known or unknown, accrued or not accrued, fixed or contingent, arising prior to the effective date of assignment of such Assigned Agreement. In the event such assignment is not requested by Amicus within thirty (30) days following Amicus’ receipt of a true and complete copy of an Assigned Agreement, or GSK does not have the right to make such assignment (after GSK has used Commercially Reasonable Efforts to obtain such right to assign by requesting consent of the counterparty to such Assigned Agreement), then GSK will terminate such Assigned Agreement to the extent such Assigned Agreement relates to Compound or Products. In addition, GSK shall promptly provide notice of termination and terminate any contract to which GSK or its Affiliates is a party with respect to the Compound or Products that is not otherwise listed in Exhibit B (as may be amended by the Parties in accordance with Section 3.1) solely to the extent such contract relates to Compound or Products (“Terminated Agreements”). Upon termination of an Assigned Agreement or termination of a Terminated Agreement, GSK shall ensure that its Affiliates and Third Parties with whom GSK or its Affiliates have contracted under such Assigned Agreement~~s~~ (if not assigned to Amicus pursuant to this Section 4.4) or such Terminated Agreement shall transition all Products back to Amicus in the manner set forth herein as if such Affiliate or other Third Party were named herein.
4.5No Implied Licenses. Except as expressly set forth in this Agreement, neither Party shall acquire any licenses or other intellectual property right or interest, by implication or otherwise, in any Know-How disclosed to it under this Agreement or under any Patents Controlled by the other Party or its Affiliates. It is expressly understood and agreed that the licenses granted by GSK to Amicus in this Article IV shall not include (i) the right to make, have made, or otherwise Manufacture JR051, (ii) any licenses with respect to JR051 other than as component of a Co- Formulation Product as expressly set forth herein, or (iii) any rights or licenses related to the GSK Route B Manufacturing Process.
V.COMMITTEES; FUTURE PATENT RIGHTS
5.1Committees; Joint Patent Subcommittee. Effective upon the Second Restated Effective Date of this Agreement, the Joint Steering Committee and all Subcommittees (other than the Joint Patent Subcommittee) shall cease to exist and all obligations of the Joint Steering Committee and such Subcommittees shall vest exclusively in Amicus, including the right to make a final decision on matters originally within the scope of responsibilities of the Joint Steering Committee or the relevant Subcommittee, as applicable. Notwithstanding the foregoing, Amicus shall not have the right to terminate and dissolve the Joint Patent Subcommittee, and the Joint Patent

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Subcommittee shall continue in effect with the responsibilities described in, and decisions made in accordance with, Section 4.2.1 of the First Restated Agreement with respect to all matters relating to Patents included in Amicus Intellectual Property, Program Improvements, Program Patents and Co- Formulation Product IP; provided that Amicus shall make the final decision with respect to any dispute of the Joint Patent Subcommittee. Following the Second Restated Effective Date and in accordance with the Transition Plan, GSK shall transfer to Amicus control of the prosecution and enforcement of such Patents, including transferring to Amicus all prosecution history files and other documents related thereto, after which Amicus may terminate and dissolve the Joint Patent Subcommittee, and all obligations of the Joint Patent Subcommittee shall vest exclusively in Amicus, including the right to make a final decision on matters originally within the scope of responsibilities of the Joint Patent Subcommittee and the right to enforce such Patents with respect to infringing activities and defend declaratory judgment actions related thereto. Amicus shall assume responsibility for all Patent Costs relating to Patents included in Amicus Intellectual Property, Program Improvements, Program Patents and Co-Formulation Product IP as of the Second Restated Effective Date of this Agreement; provided that GSK shall bear any costs incurred in transferring prosecution control of such Patents to Amicus. At Amicus’ reasonable request, GSK shall reasonably cooperate and assist Amicus by making any necessary filings as required for the prosecution and maintenance of such Patents; provided that Amicus shall reimburse GSK for any reasonable out-of-pocket costs incurred by GSK in such cooperation or assistance. Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to obtain any approval of nor pay a share of the proceeds to the other Party to practice, enforce, license, assign or otherwise exploit any Joint Program Patent, and each Party hereby waives any right it may have under the Laws of any country to require such approval or sharing.
5.2Assignment. Without limiting Section 5.1, as of the Second Restated Effective Date, GSK shall assign and transfer, and hereby assigns and transfers, to Amicus all right, title and interest in and to the GSK Transferred Patents. Concurrently with the execution of this Agreement, GSK shall execute and deliver to Amicus the patent assignment agreement set forth as Exhibit C, attached hereto. Upon assignment of the GSK Transferred Patents, all Confidential Information of the GSK Transferred Patents (excluding specific references to JR051 to the extent such references are not and have not become part of the public domain through no breach of this Agreement) shall be treated as Amicus-only Confidential Information under this Agreement, notwithstanding the exceptions to the definition of Confidential Information under clauses (b) and (c).
5.3Further Patent Application. To the extent that any inventions arose prior to the Second Restated Effective Date and during the course of the conduct of the Program that but for the reversion of rights under this Agreement would have been included in the Program Patents or Patents included within the Co-Formulation Product IP, but which, as of the Second Restated Effective Date, had not yet been the subject of a patent application, such invention shall be included within the GSK Transferred Patents and assigned and transferred to Amicus pursuant to Section 5.2 above; provided, however, that Amicus will consult with GSK regarding inventorship for any patent applications claiming such invention. Any such patents which are granted from such patent

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applications shall, as of the date of issuance, be included as a Program Patent or Patent included within the Co-Formulation Product IP, as applicable, hereunder.
VI.TRANSFER OF DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES; SUPPLY
6.1Assumption of Development and Commercialization Activities. As of the Second Restated Effective Date, Amicus shall assume, at Amicus’ sole cost and expense, the conduct of all Development activities allocated to either Amicus or to GSK under the applicable then-current Development Plan and all Commercialization activities for each and every Product in the Territory. Except as expressly set forth in this Agreement, as of the Second Restated Effective Date, GSK shall have no further rights or obligations to Develop or Commercialize the Compound or any Products in the Territory and shall have no obligation to share in any costs or expenses incurred in the performance of activities to Develop, Manufacture, and/or Commercialize the Compound or Products in the Territory. For clarity, this Section 6.1 does not apply to Development or Commercialization activities conducted by a Third Party pursuant to and in accordance with an Assigned Agreement, and Amicus shall assume the conduct of such activities in accordance with the terms and conditions of such Assigned Agreement on the date of assignment of such Assigned Agreement from GSK to Amicus in accordance with Section 4.4.
6.2On-going Development Activities. Within a reasonable period of time after the Second Restated Effective Date and in accordance with the Transition Plan, GSK shall use Commercially Reasonable Efforts to cooperate with Amicus and/or its designee to effect a smooth and orderly transition of the Development activities with respect to the Product(s) that were, prior to the Second Restated Effective Date, allocated to GSK under the applicable Development Plan, after which time GSK shall have no further obligations with respect to the conduct of any such Development activities. Without limiting the foregoing, Amicus or its designee, at Amicus’ cost and expense, shall assume all of the activities and subject to Section 4.4, contractual obligations of GSK with respect to all Program costs, including without limitation costs and expenses for the ongoing clinical trials set forth in Exhibit D attached hereto. Following the transition of such ongoing clinical trials to Amicus as set forth herein, GSK shall have no further obligations with respect to the conduct of any activities related to any such clinical trials. For the avoidance of doubt, except as expressly provided otherwise under Section 8.1, effective as of the Second Restated Effective Date, Amicus shall assume responsibility for all costs and expenses and all payments due in relation to any and all such activities and subject to Section 4.4, under contractual obligations of GSK with respect to such ongoing clinical trials that were initiated and executed by GSK prior to the Second Restated Effective Date, and GSK shall have no obligations in relation to any payments due with respect thereto after the Second Restated Effective Date.
6.3Transition Supply. . Beginning on the Second Restated Effective Date and for a period of the shorter of (i) twelve (12) months thereafter, or (ii) the date upon which Amicus has obtained its own supply commitment from JCR for the supply of JR051, GSK will supply to Amicus, either itself or from a Third Party, JR051 (the “Co-Formulation Transition Supply Period”). During the Co-Formulation Transition Supply Period, GSK shall supply JR051 to Amicus,

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at a price of ¥ 90M per 2000L batch plus an allocation of the costs of GSK FTEs of USD$312,000 per 2000L batch), such quantity of JR051 to be agreed in writing in advance, such amounts to be consistent with the current amounts and timelines set forth in the research plan for the Co- Formulation Development Plan during such period of time. At Amicus’ request, GSK will fill and finish (including testing for stability) such quantity of JR051 into Co-Formulation Product in finished form as further set forth in the Transition Plan; provided that Amicus will reimburse GSK for GSK’s costs and expenses to provide such fill and finish services, which will not include a mark- up. Immediately after the Second Restated Effective Date and during the Co-Formulation Transition Supply Period, GSK will use reasonable efforts to either (A) transition to Amicus its arrangement with any Third Party contractor (including JCR) for the supply of JR051 for use in a Co-Formulation Product or (B) facilitate discussions between JCR or any such other Third Party contractor and Amicus to allow Amicus to obtain from JCR or other Third Party contractor a supply agreement for the supply of JR051 for use in a Co-Formulation Product. Without limiting the foregoing, within a reasonable period of time following the Second Restated Effective Date of this Agreement, the Parties will negotiate and enter into an appropriate supply agreement(s) on customary and reasonable terms, including representations and warranties and indemnification, for the transition supply of JR051, and at Amicus’ request, the fill and finish of the transition supply of JR051 into Co- Formulation Product, set forth in this Section 6.3. In addition, GSK shall supply to Amicus the Co- Formulation Product to be re-worked in the JCR Murotani plant in finished form in accordance with the Transition Plan set forth in Exhibit A, attached hereto.
6.4Inventory. On the Second Restated Effective Date all right, title and interest in and to the Inventory in the possession of GSK or its Affiliates shall pass to Amicus. Within a reasonable period of time after the Second Restated Effective Date, GSK shall deliver to Amicus all quantities of Inventory in GSK’s or its Affiliates’ possession to a location designated by Amicus using a carrier selected by and paid for by Amicus, Ex Works (Incoterms 2010) in accordance with the Transition Plan. Prior to delivery of such Inventory, GSK and its Affiliates, as applicable, will store and handle all Inventory in the same manner and using the same degree of care in which such Inventory was stored and handled immediately prior to the Second Restated Effective Date. GSK shall not use, sell, transfer or otherwise dispose of the Inventory except as otherwise permitted under this Section 6.4, and Amicus shall reimburse GSK for direct costs and expenses related to such storage and handling incurred by GSK or its Affiliates, as applicable, from and after the Second Restated Effective Date. Prior to the transfer of Inventory to Amicus, GSK and Amicus shall enter into customary documents, including an appropriate bill of sale, if required for the shipment of Inventory to Amicus. All Inventory provided hereunder shall be provided “AS IS” without warranty or representations of any kind, provided however, that all transfers of Inventory under this Section 6.4 will include the original certificates of analysis generated for such Inventory. Amicus acknowledges and agrees that such certificates of analysis include relevant data regarding the Inventory at or around the date of manufacture and, therefore, may not be reflective of the current status of the Inventory when transferred (given the passage of time from manufacture). For clarity, this Section
6.4 does not apply to Inventory held in the possession of a Third Party pursuant to and in accordance with an Assigned Agreement, and all right, title and interest in and to such Inventory shall pass to

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Amicus in accordance with the terms and conditions of such Assigned Agreement on the date of assignment of such Assigned Agreement from GSK to Amicus in accordance with Section 4.4.
VII.PAYMENTS BY AMICUS
7.1Payment Obligations. Except as expressly set forth in this Agreement, as of the Second Restated Effective Date, all of GSK’s payment obligations under the First Restated Agreement, including without limitation any and all Development costs for the Monotherapy Product, Co-Administration Products, and Co-Formulation Products, shall terminate and thereafter, Amicus shall make the following payments to GSK with respect to such Products:
(a)Milestones Payments: Following the Second Restated Effective Date, Amicus will make milestone payments to GSK with respect to each Product in the Expanded Major Market Countries as set forth below. Amicus will pay to GSK the milestone payments set out below following the first achievement by Amicus, its Affiliate or Sublicensee of each of the corresponding milestone events that are achieved after the Second Restated Effective Date, such milestone payment to be made by Amicus to GSK no later than sixty (60) days following the receipt of an invoice from GSK therefor. Amicus shall notify GSK in writing promptly, but in no event later than ten (10) calendar days after the first achievement of each of the following milestone events, and no invoice for payment of a milestone shall be sent by GSK to Amicus as provided herein prior to GSK’s reasonable determination that the corresponding milestone event has been achieved. Each of the following milestone payments shall be payable only once with respect to the first Product (other than a Co-Formulation Product) to achieve such milestone event, regardless of the number of times such Product or any other Product achieves the milestone event, and no milestones shall be paid or payable by Amicus for milestone events that are not achieved after the Second Restated Effective Date. [***].
Milestones: For Monotherapy Products and Co-Administration Products:

Approval Milestone Event	Milestone Payment
1. [***]	[***]
2. [***]	[***]
Sales Performance Milestones	Milestone Payment
3. [***]	[***]

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4. [***]	[***]
For purposes of Milestone 3 and Milestone 4 in the table set forth above and the calculation of the royalty tiers in the table set forth in Section 7.1(b)(i)(a) below, if the Product(s) is a Product(s) other than a Co-Formulation Product, the Net Sales of all such Products in the applicable Expanded Major Market Country shall be included in determining whether such Milestone has been achieved and/or the applicable royalty tier. Without limiting the foregoing, by way of example only, if both the Monotherapy Product and the Co-Administration Product are Products under this Section 7.1, Net Sales of both such Products in the applicable Expanded Major Market Country shall be used in calculating whether Milestone 3 or Milestone 4 in the table set forth above have been achieved.
(b)Royalties.
(i)Following the Second Restated Effective Date, from and after the date of Launch of the applicable Product in an Expanded Major Market Country, Amicus shall pay to GSK royalties as set forth in clause a) or b) of this Section 7.1(b)(i), as applicable, based on the Net Sales of the applicable Product(s) during a particular calendar year, on a Product-by- Product basis, and country-by-country basis, for the longer of [***] (the “Amicus Product Royalty Term”). Upon the expiration of the Amicus Product Royalty Term for a particular Product, and subject to Section 7.1(b)(iv)(c) below regarding Co- Formulation Products, Amicus’ license with respect to such Product as set forth in Article IV shall become a royalty-free, fully paid-up license. Notwithstanding the foregoing, nothing set forth herein shall be construed or interpreted to grant to Amicus a royalty-free, fully-paid up license for any Co- Formulation Product(s) that include JR051 as a component of such Co-Formulation Product.
a)With    respect    to    Monotherapy    Products    and    Co-
Administration Products:

Net Sales of Product in an Expanded Major Market Country in a particular calendar year	Royalty
[***]	[***]
[***]	[***]

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Net Sales of Product in an Expanded Major Market Country in a particular calendar year	Royalty
[***]	[***]
[***]	[***]
b)With respect to a Product that is a Co-Formulation
Product:

Net Sales of Product in an Expanded Major Market Country in a particular calendar year	Royalty
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
(ii)[***].
(iii)[***]. Notwithstanding the foregoing, nothing set forth herein shall be construed or interpreted to grant to Amicus a royalty-free, fully-paid up license for any intellectual property rights that are owned or Controlled by GSK or if Affiliates with respect solely to JR051.
(iv)Third Party Payments.
a)[***].
b)The obligations of GSK with respect to any payments due to Mount Sinai pursuant to the Mount Sinai Agreement as a result of the Manufacture or Commercialization of any Product(s) shall terminate as of the Second Restated Effective Date and thereafter Amicus shall be solely and exclusively responsible for any and all payments that may be

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due to Mount Sinai pursuant to the Mount Sinai Agreement with respect to the Compounds and/or Products.

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c)[***]. For the avoidance of doubt, such payments due to JCR pursuant to this Section 7.1(b)(iv)(c) shall not be creditable under Section 7.1(b)(iv)(a) against royalties otherwise owed to GSK.
(c)Other than as expressly provided for in this Agreement, it is understood that the only royalties or other amounts payable by Amicus to GSK with respect to the Development or Commercialization of Products are as set forth in this Article VII, and Amicus shall have no other obligations to pay to GSK any amounts payable by GSK to an Affiliate or by GSK or its Affiliates to a Third Party as a result of the Development, Manufacture or Commercialization of Products in the Field for the Territory.

VIII.PAYMENTS BY GSK
8.1 Within ten (10) Business Days following the Second Restated Effective Date, GSK will pay to Amicus a one-time, non-refundable payment of one million, nine hundred thousand US dollars ($1,900,000) in immediately available funds by wire transfer to the bank account details as specified by Amicus in writing in advance as a one-time settlement of all Development Costs forecasted to be paid by GSK for Development activities between 19 November 2013 and 31 December 2013 under the terms of the First Restated Agreement. With respect to any Development Costs for Development activities that have been incurred prior to 19 November 2013 under the terms of the First Restated Agreement, the Parties will share such Development Costs in accordance with the provisions, which provisions are incorporated herein by reference, for sharing Development Costs in Section 5.1.4 of the First Restated Agreement and for reconciliation and payment in Schedule 5.1.4 of the First Restated Agreement.
IX.PAYMENT TERMS; REPORTS
9.1Method of Payment.
9.1.1Except as expressly set forth herein, all amounts owed by a Party to another Party under this Agreement and payable in cash shall be paid in U.S. dollars, by bank wire transfer in immediately available funds to an account designated in an invoice from the Party to which such payments are due, which invoice should include bank details and the contact name for any issue resolution. All amounts owed by Amicus to GSK hereunder shall be paid by an entity resident in the United States from a bank account located in the United States.

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9.1.2Unless otherwise expressly stated herein, all payments made by one Party to the other pursuant to this Agreement shall be made within sixty (60) days following receipt by such Party of an invoice from the other Party for such amounts.
9.2Foreign Exchange. Unless otherwise agreed by the Parties, all payments to be made by either Party to the other Party under this Agreement shall be made in United States dollars. In the case of any amounts payable or receivable in a foreign currency, the Parties shall use the spot exchange rate sourced from Bloomberg/Reuters.
9.3Reports and Royalty Payment. Commencing with the first Quarter in which the first Launch of a Product occurs, and for each Quarter thereafter for so long as Amicus owes a royalty to GSK under Section 7.1(b), Amicus shall, within [***] after the end of the applicable Quarter, submit to GSK, together with Amicus’ payment for the royalties due under Section 7.1(b) for each Quarter, a written report showing the actual Net Sales and the royalties due, in each case in
U.S. dollars. Such report shall be in the format reasonably requested by GSK, including any such information regarding the Net Sales of such Products and calculation of such royalties. Amicus will also provide to GSK, on a quarterly basis following the Launch of a Co-Formulation Product, a report showing any royalties due to JCR under Section 7.1(b)(iv)(c), together with payment of any royalties due.
9.4Amicus Records. Amicus will keep, and will require its Affiliates and Sublicensees to keep, for three (3) years from the end of the Quarter to which they pertain, or such longer period as may be required by applicable Law, complete and accurate books of account and records with respect to Net Sales of Products, in sufficient detail to allow amounts payable to GSK hereunder to be determined accurately. GSK will have the right during such three (3) year period to appoint an independent certified public accountant reasonably acceptable to Amicus (the “GSK Auditor”) to inspect those books or records of Amicus for the purpose of determining the applicable amounts payable to GSK pursuant to this Agreement. Upon not less than sixty (60) days’ prior written notice from GSK, Amicus will make such books and records and the books and records of its Affiliates available (including any sales reports received from its Sublicensees selling Products in the Territory) for inspection by such GSK Auditor during regular business hours, at such place or places where such records are customarily kept, for the sole purpose of verifying the amounts payable hereunder. The GSK Auditor will disclose to GSK only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The GSK Auditor will send a copy of the report to Amicus at the same time it is sent to GSK. [***]. Notwithstanding the foregoing, in the event that GSK demonstrates sufficient cause, giving due consideration to each of the Parties’ resources, to support the conduct of an additional inspection pursuant hereto within the same calendar year, the Parties shall discuss in good faith whether to require such additional inspection to take place; provided that Amicus may not unreasonably withhold its consent to such an inspection. The GSK Auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted hereunder shall be at the expense of GSK;

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provided, however, that if the designated auditor establishes an underpayment to GSK of [***] or more for any period covered by the inspection between the payments Amicus has made under this Agreement and the payments actually owed to GSK under this Agreement for a period covered by the inspection, then Amicus will bear all reasonable costs and expenses associated with such audit and any amounts underpaid by Amicus that are established shall be paid by Amicus to GSK, together with interest on such underpaid amounts at the rate set forth in Section 14.12. GSK agrees to treat all information learned in the course of any audit or inspection as Confidential Information of Amicus.
9.5Taxes.
9.1.1Payments hereunder shall be subject to all applicable withholding taxes. GSK warrants that GSK is a resident for tax purposes of the United Kingdom and that GSK is entitled to relief from United States withholding tax under the terms of the double tax agreement between the United Kingdom and the United States of America (the “Treaty”). GSK shall notify Amicus immediately in writing in the event that GSK ceases to be entitled to such relief.
9.1.2The Parties shall cooperate in obtaining formal certification of GSK’s entitlement to relief under the Treaty. GSK agrees to indemnify and hold harmless Amicus against any loss, damage, expense or liability arising in any way from a breach of the above warranties or any future claim by a United States tax authority alleging that Amicus was not entitled to deduct withholding tax on such payments at source at the Treaty rate. The royalty and other payments under this Agreement shall not be reduced by any taxes required to be withheld by any taxing authority outside of the United States.
9.1.3All sums payable under this Agreement shall be exclusive of value added tax and any other sales taxes. It is understood, however, that no such taxes apply under current Law to payments hereunder. To the extent any such taxes apply, the Parties agree that, where appropriate, the Parties shall provide each other with a valid tax invoice, and against such invoice, the Parties shall pay the amount of any such tax to the other Party. Should such amounts of tax be refunded subsequently by the fiscal authorities, the Party receiving the refund shall immediately notify the other Party and refund these monies within thirty (30) days of receipt of such funds.
X.NON-COMPETE
10.1 Non-Compete. [***].
XI.CONFIDENTIAL INFORMATION
11.1Confidentiality.
11.1.1During the Term and for five (5) years thereafter, each Party will keep, and cause its Affiliates and Sublicensees, if any, to keep confidential all Confidential Information of the other Party, and neither Party, nor any of its Affiliates or Sublicensees, if any, will use or disclose the Confidential Information of the other Party except as expressly permitted in this Agreement. The Parties acknowledge that Confidential Information may have been disclosed by either Party or its Affiliates to the other Party or its Affiliates pursuant to the Confidentiality Agreement. All information disclosed pursuant to the Confidentiality Agreement will be deemed Confidential Information of the disclosing Party within the meaning of this Agreement and subject to the terms hereof.

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11.1.2The fact that a particular item of information is not or has ceased to be Confidential Information by virtue of one or more of the exclusions specified in the definition of Confidential Information (the “Excluded Item”) shall not relieve the Party who obtained or received the Excluded Item from that Party’s obligation of confidentiality and non-use (a) as to any other item of Confidential Information of the other Party or (b) as to the relationship of the Excluded Item to any other item of Confidential Information of the other Party.
11.1.3Each Party hereby acknowledges that the Confidential Information of the other Party is highly valuable, proprietary, and confidential and that any use or disclosure of the other Party’s Confidential Information, including any disclosures made to any Person or governmental agency in connection with the conduct of a clinical study pursuant to a Development Plan, will be made only to the extent reasonably necessary to carry out such Party’s responsibilities or exercise the rights granted to, or reserved by it, under this Agreement. Any disclosure of the other Party’s Confidential Information shall be made to an officer, employee, agent, or permitted Sublicensee or contractor of a Party or any of its Affiliates only if such officer, employee, agent, or permitted Sublicensee is informed of the confidential nature thereof and shall have agreed to hold such information in confidence and not to use such Confidential Information under confidentiality provisions at least as stringent as those provided in this Agreement, and each Party shall be responsible for any breach of such obligation of confidentiality by its or its Affiliates officers, employees, agents, permitted Sublicensees and/or contractors.

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11.1.4The Parties agree that the obligations of this Section 11.1 are necessary and reasonable in order to protect the Parties’ respective businesses, and that monetary damages alone may be inadequate to compensate a Party for any breach by the other Party or any of its Affiliates or their respective officers, employees, or agents of its covenants and agreements set forth herein. The Parties agree that any breach or threatened breach of this Section 11.1 may cause irreparable injury to the injured Party for which damages may not be an adequate remedy and that, in addition to any other remedies that may be available, in Law and equity or otherwise, such Party will be entitled to seek equitable relief against the breach or threatened breach of the provisions of this Section 11.1.
11.2Confidential Terms; Required Disclosure. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement to its advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors, and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement. A Party will be entitled to disclose the terms of this Agreement and/or Confidential Information of the disclosing Party where such disclosure is reasonably necessary to prosecute or defend any litigation or otherwise enforce its rights pursuant to this Agreement, or where demand for such disclosure is made on such Party or otherwise required pursuant to: (i) a valid order of a court or other governmental body or (ii) any other applicable Law; provided that if such Party, as the receiving Party, intends to make such disclosure or receives such demand, to the extent it may legally do so, the receiving Party shall give the disclosing Party prompt notice thereof to enable the disclosing Party to seek a protective order or other appropriate remedy concerning any such disclosure. The receiving Party will co-operate with the disclosing Party at the disclosing Party’s expense in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party will make such disclosure only to the extent that such disclosure is legally required and subject to confidentiality, to the extent available. Notwithstanding the foregoing, the Parties agree to work together to prepare a redacted version of this Agreement to be filed by Amicus with the United States Securities Exchange Commission.
11.3Publications. Following the Second Restated Effective Date, Amicus shall have the right to publish manuscripts, abstracts, or other articles in scientific journals, or to make any public presentations with respect thereto, pertaining to a Product in the Territory, subject to the following:
11.1.1With respect to any presentations, publications, abstracts, or conferences regarding the subject matter of the Nov. 2013 World Congress Abstract on which Nick France (GSK) is listed as an author, Amicus shall provide to GSK such proposed manuscript (including abstracts, or presentation to a journal, editor, meeting, seminar or other third party) or proposed presentation for GSK’s review and comments at least forty-five (45) days (or fourteen (14) days for any abstract submitted to a conference or presentation to be made at a conference) prior to submission of such proposed manuscript for publication and shall reasonably consider all comments of GSK with respect thereto. GSK shall confirm receipt of such proposed manuscript. Amicus shall delete from the proposed manuscript prior to submission all Confidential Information of GSK that

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GSK identifies in good faith and requests to be deleted. Amicus shall not publish or present any manuscripts described in this Section 11.3.1 without the prior written consent of GSK, not to be unreasonably withheld.
11.1.2The foregoing shall not prohibit or prevent GSK from publishing any GSK- only Confidential Information, or Amicus from publishing any Amicus-only Confidential Information, in each case without the prior written consent of the other Party.
11.1.3For the avoidance of doubt and notwithstanding the foregoing, GSK shall have the right to publish the results of any work undertaken under the Program with respect to Fabry Disease generally, any work conducted by GSK with respect to technology advancements, and any results of any non-product specific work conducted by GSK, its Affiliates, or collaboration partners, in any case, that does not include any Amicus-only Confidential Information.
11.4Press Release. The Parties have agreed upon a joint press release regarding the subject matter of this Agreement, attached hereto as Exhibit F, and incorporated herein by reference. In addition, the Parties agree to cooperate and agree on the content of any presentations to be made by Amicus with respect to the subject matter of such press release, including any presentations, publications, or future press releases that Amicus may make with respect to the subject matter of this Agreement.
XII.REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION AND LIMITATION OF LIABILITY
12.1Representations and Warranties of Both Parties.Amicus and GSK each hereby represent and warrant to the other, as of the Second Restated Effective Date, as follows:
12.1.1It is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.
12.1.2No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to such Party in connection with its execution, delivery and performance of this Agreement.
12.1.3The execution, delivery and performance by it of this Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate action and stockholder action and will not (i) violate any applicable Laws or (ii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

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12.2Representations and Warranties of GSK. GSK hereby represents and warrants to Amicus, as of the Second Restated Effective Date, as follows:
12.1.1It has the full right, power and authority to enter into this Agreement and to grant the licenses to Amicus as purported to be granted pursuant to this Agreement. No rights from JCR (including any GSK In-Licensed Background ERT IP) are necessary to grant to Amicus the rights and licenses as purported to be granted pursuant to this Agreement.
12.1.2It has not previously granted any right, license or interest in or to the Co- Formulation Product IP that is in conflict with the rights or licenses granted to Amicus under this Agreement. Except as otherwise may have been disclosed by GSK to Amicus prior the Second Restated Effective Date, GSK has not received written notice from any Third Party that (a) the manufacture, sale, importation or use of JR051, as JR051 exists as of the Second Restated Effective Date, as incorporated into a Co-Formulation Product as contemplated immediately prior to the Second Restated Effective Date, infringes or misappropriates any Third Party rights.
12.1.3As of the Second Restated Effective Date, GSK has a license from JCR to provide to Amicus the supply of JR051 or JR051 as incorporated into a Co-Formulation Product as set forth herein.
12.1.4To GSK’s knowledge, there are no investigations, inquiries, actions or other proceedings pending before any Regulatory Authority in the Territory with respect to the Co- Formulation Product(s), including JR051, as JR051 exists as of the Second Restated Effective Date, and GSK has not received written notice threatening any such investigation, inquiry, action or other proceeding.
12.1.5The Development of the Co-Formulation Product(s), including JR051, as JR051 exists as of the Second Restated Effective Date, by or on behalf of GSK (and excluding any such Development by or on behalf of Amicus) has been, to the knowledge of GSK, conducted in compliance in all material respects with all applicable Laws; and GSK has no knowledge that any of its Affiliates or Third Party collaborators or contractors has developed the Co-Formulation Product(s), including JR051, as JR051 exists as of the Second Restated Effective Date, in a manner that does not comply in all material respects with all applicable Laws.
12.1.6There are no agreements to which GSK or its Affiliate is a party, to GSK’s knowledge, that would prevent GSK from materially performing its obligations under this Agreement, and there are no agreements to which GSK or its Affiliate is a party that would prevent Amicus from exercising the rights under and in accordance with the licenses granted by GSK to Amicus herein.
12.1.7None of the information disclosed or statements made by GSK in connection with the First Restated Agreement or this Agreement relating to JR051, as JR051 exists as of the First Restated Effective Date or Second Restated Effective Date, respectively, and/or to GSK’s relationship with JCR as it relates to GSK’s right to supply to Amicus JR051 or JR051 as

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incorporated into a Co-Formulation Product as set forth herein, contain any untrue statement of a material fact or omitted to state any material fact that would adversely affect Amicus’ rights and licenses under this Agreement or, to GSK’s knowledge, would be material to Amicus’ decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.
12.1.8To GSK’s knowledge as of the Second Restated Effective Date, no material data or other material information exists concerning JR051, as JR051 exists as of the Second Restated Effective Date, that has not been disclosed by GSK to Amicus and that would adversely affect Amicus’ rights and licenses under this Agreement or, to GSK’s knowledge, would be material to Amicus’ decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.
12.3Mutual Limitations on Warranties. OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES PURSUANT TO SECTIONS 12.1 AND 12.2, THE PARTIES DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY REPRESENTATIONS OR WARRANTY ARISING FROM
COURSE OF DEALING OR USAGE OF TRADE. Indemnification.
12.4.1Indemnification of Amicus. GSK shall indemnify and hold harmless each of Amicus, its Affiliates and the directors, officers, stockholders and employees of such entities and the successors and assigns of any of the foregoing (the “Amicus Indemnitees”), from and against any and all (i) Liabilities from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Amicus Indemnitee, to the extent arising from, or occurring as a result of: (a) activities relating to the Development or use of any Compound and Products by GSK, its Affiliates, Sublicensees, or subcontractors in the Territory as of or prior to the Second Restated Effective Date; (b) any material breach of any representations, warranties by GSK in Sections 12.1 and 12.2 above; and/or (c) to the extent that such Third Party Claims include a claim that JR051 in the form supplied by GSK to Amicus pursuant to this Agreement or the First Restated Agreement, when used by Amicus or GSK or their respective Affiliates or Sublicensees in a Co- Formulation Product(s), infringes or misappropriates such Third Party’s intellectual property rights; in each case except to the extent such Third Party Claims fall within the scope of Amicus’ indemnification obligations set forth in Section 12.4.2 below or result from the gross negligence or intentional misconduct of an Amicus Indemnitee.
12.4.2Indemnification of GSK. Amicus shall indemnify and hold harmless each of GSK, its Affiliates and Sublicensees and the directors, officers and employees of GSK, its Affiliates and Sublicensees and the successors and assigns of any of the foregoing (the “GSK Indemnitees”), from and against (i) any and all Liabilities from any Third Party Claims incurred by any GSK Indemnitee, to the extent arising from, or occurring as a result of: (a) activities relating to the Development or use of any Compound and Products by Amicus, its Affiliates, Sublicensees or subcontractors in the Territory, and relating to Commercialization of any Compound and Products by Amicus, its Affiliates, Sublicensees or subcontractors in the Territory; or (b) activities relating to

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the Manufacture of any Compound or Products (other than the Co-Formulation Product) by Amicus, its Affiliates, Sublicensees, or subcontractors; in each case except to the extent such Third Party Claims (i) fall within the scope of GSK’s indemnification obligations set forth in Section 12.4.1 above or (ii) result from the gross negligence or intentional misconduct of an GSK Indemnitee.
12.4.3Procedure. A Party that intends to claim indemnification under this Article XII (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of the assertion or the commencement of Third Party Claim and will provide the Indemnitor such information with respect thereto that the Indemnitor may reasonably request. The Indemnitor shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. If the Indemnitor shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 12.4.3, the Indemnitor shall obtain the prior consent of the Indemnitee (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall not relieve the Indemnitor of its obligations under this Article XII unless the delay or failure is prejudicial to its ability to defend such action. The Indemnitee under this Section 12.4.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.
12.5 Disclaimer of Consequential Damages. IN NO EVENT WILL EITHER AMICUS OR GSK BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING UNDER OR AS A RESULT OF THIS AGREEMENT (OR THE TERMINATION HEREOF) INCLUDING, BUT NOT LIMITED TO, THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES; PROVIDED HOWEVER THAT NOTHING IN THIS SECTION 12.5 SHALL BE DEEMED TO LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY UNDER SECTIONS 12.1 THROUGH 12.3 ABOVE TO THE EXTENT A THIRD PARTY RECOVERS ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES FROM AN INDEMNITEE.
XIII.EQUITY INVESTMENT
13.1 Potential Equity Investment. In the event that Amicus raises a strategic private placement equity round with Third Party investors concurrently with the execution of this Agreement, or raises a public financing round or a private placement equity round at any time during the period of time beginning on the Second Restated Effective Date and closing ninety (90) days thereafter, GSK agrees to participate in such financing round and to purchase pro-rata shares (up to and capped at three million dollars ($3.0M) of new Amicus equity to GSK, provided GSK’s ownership of Amicus does not exceed, and would not upon the close of such additional equity round exceed, 19.9%) at the price of the next round of Amicus strategic equity, which, if such equity purchase is part of a private placement would be at a discount to the market price on the date of the equity transaction; provided in each case that such share offer to GSK is offered on terms no worse than on par with other investors participating in the proposed strategic equity round, except that GSK

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shall have no obligation to agree to a vote-along provision, and provided further that such proposed equity round is raised and closes within ninety (90) days of the Second Restated Effective Date of this Agreement. GSK’s obligation to participate in any such equity round raised by Amicus will lapse after ninety (90) days if Amicus does not raise such equity round during this time. In no event will GSK’s lock-up period under such purchase of Amicus shares in connection with such strategic equity round exceed six (6) months.
XIV.MISCELLANEOUS
14.1Governing Law. For all matters other than the scope and validity of Patents, this Agreement shall be deemed to have been made in the State of Delaware and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof and the Parties agree to the personal jurisdiction of and venue in any federal or state court located in Delaware. The application of the United Nations Convention for Contracts for the International Sales of Goods is hereby expressly excluded.
14.2Dispute Resolution.
14.1.1The Parties agree that with respect to any disputes arising with respect to the interpretation, breach, enforcement, termination or validity of this Agreement (for the purposes of this Section 14.2, each a “Dispute”), the Dispute shall first be presented to the Chief Executive Officer of Amicus and the GSK Chairman of Research and Development, or their respective designees for resolution. If the Amicus Chief Executive Officer and GSK Chairman of Research and Development, or their respective designees, cannot resolve the Dispute within thirty (30) days of the request to do so, either Party may initiate arbitration proceedings with respect thereto as provided in Section 14.2.2 below. Prior to the establishment of an arbitration tribunal, Amicus and GSK shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.
14.1.2Any Dispute shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein. The place of arbitration shall be Wilmington, Delaware. If the amount in controversy is $50 million or less, there shall be one (1) neutral and impartial arbitrator who shall be agreed upon by the Parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If the amount in controversy is more than $50 million, there shall be three (3) arbitrators, of whom each Party shall appoint one (1) within thirty (30) days of the receipt by the respondent of the demand for arbitration. The two (2) arbitrators so appointed shall select a third (3rd) arbitrator as the chair of the arbitral tribunal within thirty (30) days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking, and ranking procedures in the Rules. Any arbitrator appointed by the AAA shall be an attorney with no less than fifteen (15) years of experience with commercial cases and an experienced arbitrator, who shall, if

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practicable, have substantial experience with transactions or disputes related to the field of pharmaceutical products and/or, if applicable, intellectual property.
14.1.3In the case of any Dispute which may be submitted to arbitration hereunder, the procedures of this Section 14.2.3 shall apply. Arbitration with respect to all such Disputes shall be a “baseball” type arbitration, meaning that, following all permitted discovery and in accordance with procedures otherwise determined by the arbitrator, each Party shall prepare and submit to the arbitrator and the other Party a written report setting forth its final position with respect to the substance of the dispute, and each party may submit a revised report and position within 15 (fifteen) days of receiving the other party’s report. The arbitrator shall then select one of the Party’s positions as his or her final decision and shall not have authority to render any substantive decision other than to so select the position of either GSK or Amicus. The Parties and the arbitrator shall use all reasonable efforts to complete any such arbitration with respect to a Dispute within ninety (90) days.
14.1.4The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary, multiple or similar damages with respect to any Dispute. Any arbitration proceedings, decision, or award rendered hereunder and the validity, effect, and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The decision of the arbitral tribunal shall be in writing and, if applicable, shall state the findings of fact and conclusions of law on which it is based. The decision of the arbitral tribunal shall be final and binding upon the Parties regarding the applicable Dispute presented to the arbitral tribunal. Judgment upon the decision of the arbitral tribunal may be entered in any court having jurisdiction. The arbitration proceedings and the decision of the arbitral tribunal shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that either Party may make such disclosures as are permitted for Confidential Information of the other Party under Article XI above. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitral tribunal and administrative fees of the AAA. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. The arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court.
14.1.5The Parties hereby submit to the exclusive jurisdiction of the federal and state courts located in Delaware for the purpose of an order to compel arbitration, for preliminary relief in aid of arbitration, or for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators, and to the non-exclusive jurisdiction of such courts for the enforcement of any award issued hereunder. The Parties hereby agree to accept service of process pursuant to the notice provisions of this Agreement.

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14.3Assignment and Binding Effect.
14.1.1This Agreement may not be assigned, by operation of law or otherwise, by either Party without the prior written consent of the other, except as otherwise permitted under this Section 14.3:
(a)Amicus may assign this Agreement to an Affiliate or to a Third Party without such prior written consent as part of a merger, consolidation, sale, or transfer of all or substantially all its assets, but only if the assignee has or simultaneously acquires all of the necessary rights and other assets to perform Amicus’ obligations under this Agreement.
(b)GSK may assign this Agreement to any Affiliate without the prior written consent of Amicus. GSK may also assign this Agreement to a Third Party as part of a merger, consolidation, sale, or transfer of all or substantially all its assets, without the prior written consent of Amicus, but only if the assignee has or simultaneously acquires all of the necessary rights and other assets to perform GSK’s obligations under this Agreement.
14.1.2No assignment under this Section 14.3 shall be effective unless the intended assignee executes and delivers to the Party which is not the assignor a writing whereby the assignee expressly undertakes to perform and comply with all of its assignor’s obligations hereunder. Notwithstanding such undertaking, such assignor shall continue to be primarily liable for such assignee’s performance hereof and compliance herewith.
14.1.3Any assignment in violation of this Section 14.3 shall be void and of no effect.
14.1.4This Agreement, and the rights and obligations of the Parties herein contained, shall be binding upon, and shall inure to the benefit of, the Parties and their respective legal representatives, successors and permitted assigns.
14.4Independent Contractor Status. The relationship of the Parties is that of independent contractors. Nothing in this Agreement will be construed to constitute, create, give effect or otherwise imply a joint venture, agency, partnership or other formal business organization or any employer/employee relationship of any kind between the Parties.
14.5Notices. All notices, requests and other communications required or permitted to be given hereunder or with respect hereto will be in writing and in English, and may be given by
(i) personal service, (ii) registered first-class mail, postage prepaid, return receipt requested,
(iii) express delivery service, charges prepaid, or (iv) facsimile (complete transmission verified and a copy promptly sent by another permissible method of providing notice described in clauses (i), (ii) or
(iii) above) and in each case addressed to the other Party at the address for such Party as set forth below, and shall be effective upon receipt in the case of clauses (i), (iii) or (iv) above, and five days after mailing in the case of clause (ii) above.

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If to GSK:    Glaxo Group Limited 980 Great West Road Brentford, London TW8 9GS
United Kingdom
Facsimile: +44 (020) 804 76904 Attention: Company Secretary
With a copy to:    GlaxoSmithKline
980 Great West Road Brentford, London TW8 9GS
United Kingdom
Facsimile: +44 (0) (208) 046-0641
Attention: Head, GSK Rare Diseases And
GlaxoSmithKline
2301 Renaissance Boulevard Mail Code RN0220
King of Prussia, PA 19406 Facsimile: (610) 787-7084
Attention: Vice President and Associate General Counsel, Legal Operations – Business Development Transactions
If to Amicus:    Amicus Therapeutics, Inc.
1 Cedar Brook Drive Cranbury, New Jersey 08512 Attention: John F. Crowley
Chairman and Chief Executive Officer Facsimile: +1 (609) 662-2001
With a copy to:    Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto CA 94304-1050 Attention: Kenneth A. Clark, Esq. Facsimile: +1 (650) 493-6811
The address of either Party set forth above may be changed from time to time by written notice in the manner prescribed herein from the Party requesting the change.

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14.6Further Assurances. The Parties will execute and deliver any further or additional instruments or documents and perform any acts which may be reasonably necessary in order to effectuate and carry out the purposes of this Agreement.
14.7Waivers. The waiver by either Party of a default or a breach of any provision of this Agreement by the other Party will not operate or be construed to operate as a waiver of any subsequent default or breach. The continued performance by either Party with knowledge of the existence of a default or breach will not operate or be construed to operate as a waiver of any default or breach. Any waiver by a Party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time and will be signed by such Party.
14.8Entire Agreement. From and after the Second Restated Effective Date, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace all prior agreements and negotiations with respect to such subject matter from and after the Second Restated Effective Date, including the First Restated Agreement except as certain provisions of the First Restated Agreement are expressly referenced and incorporated herein.
14.9Severability. If any provision in this Agreement is deemed to be, or becomes, invalid, illegal, void or unenforceable under applicable Laws, then: (i) it will be deleted with respect to the applicable jurisdiction(s) to which such Law pertains and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way, and (ii) the Parties will use Commercially Reasonable Efforts to substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
14.10Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument. A facsimile transmission of the signed Agreement will be legal and binding on both Parties.
14.11Force Majeure. Neither Party to this Agreement will be liable for failure or delay in the performance of any of its obligations hereunder (other than the failure to pay monies owed), if such failure or delay is due to acts of God, earthquakes, fires, strikes, acts of war (whether declared or not), terrorism, civil unrest, or intervention of any governmental authority or any other event or occurrence beyond the reasonable control of such Party (a “Force Majeure Event”), but any such delay or failure will be remedied by such Party as soon as practicable after the removal of the cause of such failure or delay. Upon the occurrence of Force Majeure Event, the Party failing or delaying performance will promptly notify the other Party in writing, setting forth the nature of the occurrence, its expected duration and how such Party’s performance is affected, and the Party failing or delaying performance will use its Commercially Reasonable Efforts to avoid or remove the causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

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14.12Interest on Late Payments. If any Party fails to pay in full on or before the date due any royalty, fee or other amount that is required to be paid to the other Party under this Agreement, the paying Party will also pay to the other Party (or its designee) interest at a rate equal to: (i) the prime rate as reported by Citibank N.A., plus two percent (2%) per year; or (ii) if lower, the maximum rate permitted by law; calculated on the number of days such payment is delinquent, compounded annually and computed on the basis of a three hundred sixty five (365) day year.
14.13Cumulative Remedies. Unless otherwise set forth in this Agreement, all rights and remedies of the Parties, including all rights to payment, rights of termination, rights to injunctive relief, and other rights provided under this Agreement, shall be cumulative and in addition to all other remedies provided for in this Agreement, in law, and in equity.
14.14Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties that specifically refers to this Agreement.
14.15Headings and References. All section headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
14.16No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Second Restated Agreement to be executed by their duly authorized representatives.

AMICUS THERAPEUTICS, INC.

By:    /s/John F. Crowley
Name:    John F. Crowley
Title:     Chairman & CEO
Date:    November 19, 2013

GLAXO GROUP LIMITED

By:    /s/Balbir Kelly-Bisia
Name:    Balbir Kelly-Bisia
Title:     Corporate Director
Date:    November 19, 2013

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Schedule 1.48
Inventory

[***]

42

Exhibit A Transition Plan
[***]

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Exhibit B Assigned Agreements
1.Task Order by and between PPD Development Inc. and GlaxoSmithKline LLC, effective from January 1, 2011 until December 31, 2014, and incorporating by reference the terms of the January 2011 Master Agreement between PPD Development Inc. and GlaxoSmithKline LLC.
2.Master Agreement by and between Celerion, Inc. and GlaxoSmithKline LLC, effective 28, January 2009.
3.Master Services Agreement for the Provision of Pharmaceutical Support Services by and between GlaxoSmithKline LLC and Almac Group Limited, effective 21 June 2012.
4.Pharmaceutical Development Services Agreement by and between Carbogen AMCIS AG and GlaxoSmithKline Research and Development Ltd., effective June 16, 2011.
5.Pharmaceutical Development Services Agreement by and between Carbogen AMCIS AG and GlaxoSmithKline Research and Development Ltd., effective September 28, 2011.
6.Contract Manufacture Agreement for Active Pharmaceutical Ingredient of Medicinal Product Migalastat HCL, by and between Carbogen AMCIS AG and GlaxoSmithKline Export Ltd., effective December 14, 2011.

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Exhibit C
Patent Assignment Agreement
THIS PATENT ASSIGNMENT AGREEMENT (this “Patent Assignment”) is made and entered into as of November 19, 2013 (“Patent Assignment Effective Date”) between Amicus Therapeutics, Inc., a Delaware corporation having a place of business at 1 Cedar Brook Drive, Cranbury, New Jersey, 08512 (“Amicus” or “Assignee”), and Glaxo Group Limited, a company organized under the laws of England and Wales with its registered office address at 980 Great West Road, Brentford, Middlesex,TW8 9GS, England (“GSK” or “Assignor”).
BACKGROUND
A.Assignor and Assignee are parties to that certain Second Restated Agreement (“Second Restated Agreement”), dated as of November 19, 2013 (“Second Restated Effective Date”), pursuant to which Assignor and Assignee have agreed to terminate the First Restated Agreement, as set forth in, and subject to the terms and conditions of, the Second Restated Agreement, to provide for, among other matters, the reversion all of the worldwide rights to the Compound and Products to Amicus. Capitalized terms used herein and not otherwise defined herein shall have the meanings respectively ascribed to such capitalized terms in the Second Restated Agreement; and
B.Pursuant to Section 5.2 of the Second Restated Agreement, Assignor and Assignee have agreed that Assignor shall assign to Assignee and Assignee shall acquire all right, title and interest in and to the GSK Transferred Patents.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
1Assignment. Assignor hereby perpetually, irrevocably and unconditionally assigns, transfers, conveys and sets over to Assignee and its successors, assigns and other legal representatives all of Assignor’s rights, titles and interests in and to the GSK Transferred Patents and the inventions disclosed therein, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any of the foregoing (collectively, the “Transferred Patents”), for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment had not been made, together with all income, royalties or payments due or payable as of the Patent Assignment Effective Date or thereafter, including, without limitation, all claims for damages by reason of past, present or future infringement of the Transferred Patents, with the right to sue for and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of its successors, assigns or other legal representatives.
2Terms of the Second Restated Agreement. Nothing herein will, or will be deemed to, modify or otherwise affect any provisions of the Second Restated Agreement or affect or modify any of the rights or obligations of the parties under the Second Restated Agreement. In the event of any conflict or inconsistency between the terms of the Second Restated Agreement and the terms hereof, the terms of the Second Restated Agreement shall govern.
3Further Actions. Assignor agrees to execute such documents, render such assistance, and take such other action as Assignee may reasonably request, to apply for, register, perfect, confirm, and protect Assignee’s rights in the Transferred Patents, including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, samples, exhibits, and

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other documentation as may be reasonably required in connection with (a) preparation and prosecution of any application for patent protection relating to any of the Transferred Patents that Assignee may deem appropriate that may be secured under the laws now or hereafter in effect in the United States or any foreign countries; (b) prosecution or defense of any cancellation, revocation, opposition, infringement or other proceedings that may arise in connection with any of the Transferred Patents, including, without limitation, testifying as to any facts relating to the Transferred Patents or this Patent Assignment; (c) enforcement of Assignee’s rights in any Transferred Patents; and (d) implementation, perfection and/or recording of this Patent Assignment. Without limiting the foregoing, Assignor shall execute the Patent Assignment for Recordal attached hereto as Exhibit A upon execution of this Patent Assignment.
4Power of Attorney. Assignor agrees that if Assignee is unable because of Assignor’s unavailability, dissolution or incapacity, or for any other reason, to secure Assignor’s signature on any assignments, applications or other documents or filings pertaining to any or all of the Transferred Patents, then Assignor hereby irrevocably designates and appoints Assignee and its duly authorized officers and agents as Assignor’s agents and attorneys-in-fact, to act for and on Assignor’s behalf and stead to execute and file any and all such assignments, applications and other documents or filings and to do all other lawfully permitted acts with respect thereto with the same legal force and effect as if executed by such Assignor.
5Authorization. Assignor authorizes and requests the United States Commissioner of Patents and Trademarks and any other applicable government authority to record Assignee as the assignee and owner of the Transferred Patents, and issue any and all registrations or patents thereon to Assignee, as assignee of the entire right, title and interest in, to and under the same, for the sole use and enjoyment of Assignee and its successors, assigns or other legal representatives.
6Miscellaneous. This Patent Assignment and all questions regarding its validity or interpretation, or the breach or performance of this Patent Assignment, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to conflict of law principles. No amendment or modification of any provision of this Patent Assignment shall be effective unless in writing signed by a duly authorized representative of each party hereto. This Patent Assignment will bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns. This Patent Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the patties have executed this Patent Assignment as of the date first set forth above.

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AMICUS THERAPEUTICS, INC.

By:    /s/Kenneth Peist
Name:    Kenneth Peist
Title:     Vice President, Legal & IP

GLAXO GROUP LIMITED

By:    /s/Balbir Kelly-Bisia
Name:    Balbir Kelly-Bisia
Title:     Corporate Director

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EXHIBIT A
Patent Assignment for Recordal
THIS PATENT ASSIGNMENT AGREEMENT (this “Patent Assignment”) is made and entered into as of November 19th, 2013 (“Patent Assignment Effective Date”) between Amicus Therapeutics, Inc., a Delaware corporation having a place of business at 1 Cedar Brook Drive, Cranbury, New Jersey, 08512 (“Amicus” or “Assignee”), and Glaxo Group Limited, a company organized under the laws of England and Wales with its registered office address at 980 Great West Road, Brentford, Middlesex,TW8 9GS, England (“GSK” or “Assignor”).
WHEREAS, Assignor is the joint owner, by assignment, of issued letters patents and applications for letters patents listed on Schedule 1 attached hereto and the inventions disclosed therein (collectively, the “Patents and Patent Applications”); and
WHEREAS, Assignor has agreed to assign all right, title and interest in and to the Patents and Patent Applications to the Assignee.
NOW, THEREFORE, in consideration of good and sufficient consideration, the receipt of which is hereby acknowledged, Assignor has assigned, transferred and conveyed, and does hereby assign, transfer and convey all right, title and interest (a) in and to the Patents and Patent Applications, including the right to claim priority to said Patents and Patent Applications; (b) in and to any and all applications filed and any and all patent(s) granted on said Patents and Patent Applications in the United States, in any foreign country, or under the International Convention for the Protection of Industrial Property or any international convention, agreement, protocol, or treaty, including each and every application filed and any and all patent(s) granted on any application which is a divisional, substitution, continuation, or continuation-in-part of any of said Patents and Patent Applications; and (c) in and to each and every reissue, reexamination, or extensions of any of said Patents and Patent Applications, the same to be held and enjoyed by the said Assignees, for their own use and the use of their successors, legal representatives and assigns, to the full end of the term or terms for which letters patent or patents, may be granted, as fully and entirely as the same would have been held and enjoyed by the Assignors, had this assignment not been made.
AND Assignor does hereby assign, transfer, and convey to the Assignee its successors, legal representatives and assigns, all of Assignor’s claims for damages and all of Assignor’s remedies arising out of any violation of the rights assigned hereby that may have accrued prior to the date of assignment to Assignee, or may accrue hereafter, including, but not limited to, the right to sue for, collect, and retain damages for past infringements of the above letters patents before or after issuance.
AND Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks and any other applicable government authority to issue any and all letters patent or patents resulting from said applications and any continuations, continuations-in-part, divisionals and reissues thereof to Assignee, as Assignee of the entire right, title and interest, and hereby covenants that it has full right to convey the entire right, title and interest herein assigned, and that it has not executed, and will not execute, any agreements inconsistent herewith.

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IN WITNESS WHEREOF the Assignor has executed this Patent Assignment as of the date first set forth above.
GLAXO GROUP LIMITED

BY:        /s/ Paul Williamson

NAME:    Paul Williamson

Title:        Corporate Director

ACKNOWLEDGEMENT

State of England

County of London

)

)    SS:
)
On this the 5th day of December 2013, Paul Williamson personally appeared before me, to me known to be the person named in and who executed the above Patent Assignment on behalf of the corporation named herein, and acknowledged that s/he executed it in such representative capacity for the uses and the purposes therein mentioned.

SEAL                                /s/ Charles Ekeng Henshaw

                                NOTARY PUBLIC

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SCHEDULE 1
GSK Transferred Patents
United States Patent Application No. 61/672566 International Patent Application No. PCT/US2013/050721 Taiwanese Patent Application No. 102125649

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Exhibit D
Ongoing Clinical Trials as of Second Restated Effective Date

Lead Company	Amicus Study #	eTrack Identifier #	Abbreviated Title
Amicus	AT1001-011	MGM116016	Migalastat vs Pbo in Fabry disease (study011)
Amicus	AT1001-012	MGM116017	Fabry disease (Study 012) Migalastat vs. ERT
GSK	NA	MGM116041	OLE phs 3 Long-term Safety Study of Migalastat
Amicus	FAB-CL-205	MGM116045	Migalastat Phase 2 Extension (study 205) NB only study report outstanding
GSK	NA	MGM116188	Compassionate Use of Migalastat HCl
Amicus	AT1001-013	116430	DDI (ERT+Migalastat in fabry pts) (013 study) NB only study report outstanding

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Exhibit E
JCR Payments
[***]

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Exhibit F

Amicus Therapeutics and GSK Announce Revised Fabry
Agreement

Amicus Acquired Full Rights to Global Drug Development, Regulatory and Commercial Activities for migalastat HCl

GSK Retains Interest through Additional Equity Investment in Amicus, and Future Milestones and Royalties

Conference Call Today at 5:00pm ET

CRANBURY, NJ, US & LONDON, UK, November 20, 2013 – Amicus Therapeutics (Nasdaq: FOLD) and GlaxoSmithKline (GSK) today announced that Amicus has obtained global rights to develop and commercialize the investigational pharmacological chaperone migalastat HCl as a monotherapy and in combination with enzyme replacement therapy (ERT) for Fabry disease.

Key Highlights of Revised or Changed Agreement:
•Amicus will have sole rights to the global drug development, regulatory and commercial activities for the next-generation Fabry ERT (migalastat HCl co-formulated with ERT) as well as migalastat HCl monotherapy
•GSK will be eligible for future regulatory and commercial milestone payments, as well as royalty payments.
•GSK will further invest $3 million in Amicus through an equity investment in a concurrent private placement in public equity (PIPE) transaction..

Under the terms of the revised agreement, there is no upfront payment from Amicus to GSK. For the next-generation Fabry ERT GSK is eligible to receive single-digit royalties on net sales in eight major markets outside the U.S. For migalastat HCl monotherapy, GSK is eligible to receive post-approval and sales-based milestones as well as tiered royalties in the mid-teens in eight major markets outside the U.S. The terms of the restated agreement replace the prior agreement in its entirety. Under the prior agreement entered into in July 2012, Amicus and GSK were co-developing migalastat HCl globally and GSK had rights to commercialize migalastat HCl outside the United States.

Moncef Slaoui, chairman GSK R&D commented, “With internal expertise and established relationships within the rare disease community, we believe Amicus is well positioned to maintain momentum of the programs, maximizing their potential for success, which we hope will provide benefit to patients living with Fabry disease. GSK will continue to support Amicus through our equity investment and share in the future value of migalastat HCl as the Fabry program meets certain regulatory and sales

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milestones.”

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc. stated, “This transaction is very important for Amicus and for our future. It delivers what we believe to be immediate and significant value to our shareholders while allowing us to maintain a strong relationship with GSK, our largest shareholder. GSK has been an excellent active development partner for us on these programs for three years. With this transaction we are gaining worldwide rights to our first proprietary next generation co-formulated product, as well as migalastat HCl monotherapy. We look forward to advancing these programs to major milestones into 2014.”

About Migalastat HCl

Migalastat HCl is an investigational pharmacological chaperone in development as a monotherapy and in combination with ERT for the treatment of Fabry disease. As a monotherapy, migalastat HCl is designed to bind to and stabilize, or “chaperone” a patient’s own alpha-galactosidase A (alpha-Gal A) enzyme in those with genetic mutations that are amenable to this chaperone in a cell-based assay. For patients currently receiving ERT for Fabry disease, migalastat HCl in combination with ERT may improve ERT outcomes by keeping the infused alpha-Gal A enzyme in its properly folded and active form.

Amicus Solo Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, November 19, 2013 at 8:30 a.m. ET to review financial results and provide a corporate update. Interested participants and investors may access the conference call at 5:00 p.m. ET by dialing 877-303-5859 (U.S./Canada) or 678- 224-7784 (international).

An audio webcast can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://www.amicusrx.com, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. A telephonic replay of the call will be available for seven days beginning at 8:00
p.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 115896.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage diseases. Amicus’ lead programs include the small molecule pharmacological chaperones migalastat HCl as a monotherapy and in combination with enzyme replacement therapy (ERT) for Fabry disease; and AT2220 (duvoglustat HCl) in combination with ERT for Pompe disease.

About GlaxoSmithKline

GlaxoSmithKline - one of the world's leading research-based pharmaceutical and healthcare companies - is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For further information please visit www.gsk.com

Amicus Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, and the

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projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward- looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre- clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

GlaxoSmithKline cautionary statement regarding forward-looking statements

Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK’s operations are described under 'Risk Factors' in the 'Financial review & risk section’ in the company’s Annual Report 2011 included as exhibit
15.2 to the company’s Annual Report on Form 20-F for 2011.

Amicus Contact:

Investors/Media: Sara Pellegrino (609) 662-5044 / spellegrino@amicusrx.com

Media: Dan Budwick (973) 271-6085 / dan@purecommunicationsinc.com

GSK enquiries:

UK Media enquiries:	David Mawdsley	+44 (0) 20 8047 5502	(London)
	Simon Steel	+44 (0) 20 8047 5502	(London)
	David Daley	+44 (0) 20 8047 5502	(London)
	Catherine Hartley	+44 (0) 20 8047 5502	(London)

US Media enquiries:	Stephen Rea	+1 215 751 4394	(Philadelphia)
	Melinda Stubee	+1 919 483 2510	(North Carolina)
	Mary Anne Rhyne	+1 919 483 0492	(North Carolina)
	Sarah Alspach	+1 202 715 1048	(Washington, DC)
	Jennifer Armstrong	+1 215 751 5664	(Philadelphia)

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Analyst/Investor enquiries:	Sally Jackson	+44 20 8047 5543	(London)
	Kirsty Collins (SRI & CG)	+44 20 8047 5534	(London)

Tom Curry    + 1 215 751 5419    (Philadelphia)

Gary Davies	+ 44 (0) 20 8047 5503 (London)
James Dodwell	+ 44 (0) 20 8047 2406	(London)
Jeff McLaughlin	+ 1 215 751 7002	(Philadelphia)
Ziba Shamsi	+ 44 (0) 20 8047 3289	(London)
Lucy Singah	+44 (0) 20 8047 2248	(London)

GSK Cautionary statement regarding forward-looking statementsGSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK' s operations are described under Item 3.D 'Risk factors' in the company's Annual Report on Form 20-F for 2012.

FOLD-G

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